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Exhibit 99.1

NEWS RELEASE
____________________For Immediate Release____________________

Impac Mortgage Holdings, Inc. Reports Net Earnings of $26.4 million for the Second Quarter 2006

Estimated Taxable Income was $20.6 million for the Second Quarter 2006 as compared to $41.1 million for the Second Quarter 2005

Announces Posting of Unaudited Monthly Fact Sheet to Website on Wednesday, August 9, 2006

NEWPORT BEACH, CA. — Wednesday,  August 9, 2006— Impac Mortgage Holdings, Inc. (NYSE: IMH) (“IMH” or the “Company”), a real estate investment trust (“REIT”), reports second quarter 2006 net earnings of $26.4 million, or $0.30 per diluted common share, as compared to a net loss  of $(55.0) million, or $(0.78)  per diluted common share for the second quarter 2005.  Included  in net earnings was a non- cash mark-to-market gain in the fair value of derivatives whereby the Company records a change in fair value of its derivatives as an expense or revenue in the current period, which during the second quarter 2006 increased to a gain of $11.5 million as compared to a loss  of $(97.7) million during the second quarter 2005.

Second quarter 2006 estimated taxable income available to common stockholders was $20.6 million or $0.27 per diluted common share, as compared to $41.1 million or $0.54 per diluted common share for the second quarter 2005. As a REIT, we pay dividends to our stockholders based on taxable income. For differences between net earnings (loss) as determined by generally accepted accounting principles (“GAAP”) and estimated taxable income, please refer to the enclosed reconciliation schedule. The Company has filed its Form 10-Q with the Securities Exchange Commission (“SEC”) which includes additional financial information for the second quarter 2006. The Company’s Form 10-Q is also available on our website at www.impaccompanies.com under stockholder relations.

Financial Highlights for the Second Quarter 2006

•                  Total assets were $22.7 billion as of June 30, 2006 compared to $27.7 billion as of December 31, 2005 and $26.5 billion as of June 30, 2005;

•                  Book value per common share was $13.91 as of June 30, 2006 compared to $13.24 as of December 31, 2005 and $11.77 as of June 30, 2005;

•                  Estimated taxable income per diluted share was $0.27 compared to $0.36 for the first quarter of 2006 and $0.54 for the second quarter of 2005;

•                  Cash dividends declared per common share were $0.25 compared to $0.25 for the first quarter of 2006 and $0.75 for the second quarter of 2005;

•                  The mortgage operations acquired and originated $2.2 billion of primarily Alt-A mortgages compared to $2.1 billion for the first quarter of 2006 and $5.5 billion for the second quarter of 2005; and

•                  The commercial mortgage operations originated $277.9 million of commercial mortgages compared to $202.8 million for the first quarter of 2006 and $214.6 million for the second quarter of 2005.

Second Quarter 2006 vs. Second Quarter 2005  Net Earnings

Net earnings for the second quarter 2006 increased to $26.4 million as compared to a loss of $(55.0) million in the second quarter 2005. The increase is primarily due to the aforementioned increase in the change in fair value of derivative instruments and a decrease in net interest income partially offset by an increase in realized gain from derivatives.

Net interest income for the second quarter of 2006 decreased to a net expense of $14.7 million as compared to net interest income of $66.2 million for 2005. The quarter-over-quarter decrease in net interest income of $80.9 million was primarily due to an increase in one month LIBOR to which our borrowings are indexed, which rose approximately 200 basis points since the second quarter of 2005 while mortgage assets over the same period did not reprice upward as quickly.  Realized gain (loss)  on derivative instruments increased to $55.9 million during the second quarter of 2006 as compared to $(1.5) million during the second quarter of 2005 due to the approximately 200 basis point increase in one-month LIBOR from the end of the second quarter 2005, which has caused the floating rate payment received on swaps to increase above the fixed payment made.

Second Quarter 2006 vs. First Quarter 2006 Estimated Taxable Income

Estimated taxable income decreased by $6.5 million  to $20.6 million, or $0.27 per diluted common share during the second quarter 2006, compared to $27.1 million or $0.36 per diluted common share for the first quarter 2006 primarily attributable to a decrease in adjusted net interest margin at the REIT of $9.6 million and an increase in actual loan losses of $1.7 million, partially offset by an increase in income of $1.9 million from real estate mortgage investment conduit (“REMIC”) securitizations and a $3.5 million increase in dividend income from the taxable REIT subsidiary, Impac Funding Corporation (“IFC”).

The decrease in adjusted net interest margin of $9.6 million was primarily the result of a decrease in interest income of $35.3 million, partially offset by a decrease in interest expense of $12.5 million and an increase in realized gain from derivative instruments of $13.2 million.  The decrease in interest income and interest expense was primarily due to a decline in the average balances of the securitized mortgage collateral and the related securitized mortgage borrowings. To a lesser degree the effect of adjusting the amortization of loan premiums and securitization costs based on updated prepayment experience in the first quarter resulted in a favorable adjustment to amortization of approximately $2.9 million  in  the first quarter of 2006.

Outlook
Mr. Joseph Tomkinson,  Chairman and CEO of  Impac Mortgage Holdings, Inc.  commented, “During the second quarter 2006, as part of the Company’s strategy to maximize profitability and take advantage of favorable pricing in the secondary market,  the Company completed $2.1 billion in whole loan sale transactions, issued an  $834.0  million  REMIC securitization and retained a $29.8 million residual interest in the REMIC.   As a result of the REMIC  qualifying as a sale for both GAAP and tax purposes, the Company did not record any additional securitized mortgage collateral.” Mr. Tomkinson further commented, “It is  important to recognize that with the issuance of the REMIC which qualified as a  sale for both GAAP and tax purposes, in addition to   whole loan sales to third parties rather than the REIT and  prepayment activity,  the balance sheet has declined, however taxable yield from residuals has become and is expected to continue to be a larger component of taxable income.”

Mr. Tomkinson further commented, “Our fundamental strategy remains the same. We will continue to seek to  acquire, originate and invest primarily in Alt-A residential and small-balance commercial loans, focusing on higher credit,  longer duration mortgage loans. We are cautiously optimistic about  the outlook in our core businesses and our capital position is strong, however given the continued challenging environment we continue to evaluate all of the opportunities available to us in striving to maximize returns while minimizing risk.”

Conference Call & Live Web Cast
Date:    Thursday, August 10, 2006
Time:      9:00 a.m. Pacific Time (12:00 p.m. Eastern Time).
Speaker: Mr. Joseph R. Tomkinson, Chairman and Chief Executive Officer
Subject:  Second quarter 2006 results of operations
Dial In: (800) 350-9149, conference ID number 3975766

Live Webcast & Archive:      http://www.impaccompanies.com, link to Stockholder Relations  / Presentations. A digital replay will also be available beginning on August 10, 2006 approximately 2 hours following the call and ending on August 17, 2006. To participate in the replay dial (800) 642-1687 or (706) 645-9291 conference ID 3975766.

Unaudited Monthly Fact Sheet  Moved up One Day to  Wednesday,  August 9, 2006
The June 2006 unaudited monthly fact sheet will be posted today, Wednesday August 9, 2006.  The Company generally posts to its web site an unaudited monthly fact sheet upon the end of the following month or concurrent with the release or filing of quarterly or annual earnings. You can subscribe to receive instant notification of conference calls, news releases and the unaudited monthly fact sheets by using our e-mail alert feature located at the web site www.impaccompanies.com under Stockholder Relations / Contact IR / Email Alerts.

Reconciliation of Net Earnings to Estimated Taxable Income
The following table presents a reconciliation of net earnings (GAAP) to estimated taxable income available to common stockholders for the periods indicated (in thousands, except per share amounts):

	For the Three Months Ended June 30, (1)
	2006	2005
Net earnings	$26,356	$(55,000)
Adjustments to net earnings: (2)
Loan loss provision (3)	(45)	5,711
REMIC income (4)	4,374	—
Tax deduction for actual loan losses (3)	(6,141)	(2,674)
Change in fair value of derivatives (5)	(7,903)	90,871
Dividends on preferred stock	(3,672)	(3,624)
Net loss (earnings) of taxable REIT subsidiaries (6)	17,704	743
Dividend from taxable REIT subsidiaries (7)	3,500	9,000
Elimination of inter-company loan sales transactions (8)	(13,682)	(3,943)
Miscellaneous adjustments	119	—
Estimated taxable income available to common stockholders (9)	$20,610	$41,084
Estimated taxable income per diluted common share (9)	$0.27	$0.54
Diluted weighted average common shares outstanding	76,420	75,387

(1)             Estimated taxable income includes estimates of book to tax adjustments and can differ from actual taxable income as calculated when we file our annual corporate tax return. Since estimated taxable income is a non-GAAP financial measurement, the reconciliation of estimated taxable income available to common stockholders to net earnings is intended to meet the requirements of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measurements. To maintain our REIT status, we are required to distribute a minimum of 90% of our annual taxable income to our stockholders.

(2)             Certain adjustments are made to net earnings in order to calculate taxable income due to differences in the way revenues and expenses are recognized under the two methods.

(3)             To calculate estimated taxable income, actual loan losses are deducted. For the calculation of net earnings, GAAP requires a deduction for estimated losses inherent in our mortgage portfolios in the form of a provision for loan losses, which are not deductible for tax purposes. Therefore, as the estimated losses provided for under GAAP are actually realized, the losses will negatively and may materially impact future taxable income.

(4)             Includes GAAP to Tax Differences related to the ISAC REMIC 2005-2 and ISAC REMIC 2006-1 securitizations, which were treated as secured borrowings for GAAP purposes and sales for tax purposes.

(5)             The mark-to-market change for the valuation of derivatives at IMH is income or expense for GAAP financial reporting but is not included as an addition or deduction for taxable income calculations.

(6)             Represents net earnings of  (IFC)  and  Impac Commercial Capital Corporation (ICCC), our taxable REIT subsidiaries (TRSs), which may not necessarily equal taxable income.  Starting January 1, 2006, the Company elected to convert ICCC from a qualified REIT subsidiary to a TRS.  Therefore, the three and six months ended June 30, 2005 does not include any net earnings or losses of ICCC.

(7)             Any dividends paid to IMH by the TRSs in excess of their cumulative undistributed taxable income would be recognized as return of capital by IMH to the extent of IMH’s capital investment in the TRSs. Distributions from the TRSs to IMH may not equal the TRS’s net earnings, however, IMH can only recognize dividend distributions received from the TRSs as taxable income to the extent that the TRS’s distributions are from current or prior period undistributed taxable income. Any distributions by the TRSs in excess of IMH’s capital investment in the TRSs would be taxed as capital gains.

(8)             Includes the effects to taxable income associated with the elimination of gains from inter-company loan sales and other intercompany transactions between IFC, ICCC, and IMH, net of tax and the related amortization of the deferred charge.

(9)             Excludes the deduction for common stock dividends paid and the availability of a deduction attributable to net operating loss carry-forwards. As of December 31, 2005, the Company has estimated Federal net operating loss carry-forwards of $18.1 million that are expected to be utilized prior to their expiration in the year 2020.

Forward-Looking Statements

This report on Form 10-Q contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “anticipate,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on management expectations. Actual results may differ materially as a result of several factors, including, but not limited to, failure to achieve projected earnings levels; unexpected or greater than anticipated increases in credit and bond spreads; the ability to generate sufficient liquidity; the ability to access the equity markets; increased operating expenses and mortgage origination or purchase expenses that reduce current liquidity position more than anticipated; continued increase in price competition; risks of delays in raising, or the inability to raise on acceptable terms, additional capital, either through equity offerings, lines of credit or otherwise; the ability to generate taxable income and to pay dividends; interest rate fluctuations on our assets that unexpectedly differ from those on our liabilities; unanticipated interest rate fluctuations; changes in expectations of future interest rates; unexpected increase in prepayment rates on our mortgages; changes in assumptions regarding estimated loan losses or an increase in loan losses; continued ability to access the securitization markets or other funding sources, the availability of financing and, if available, the terms of any financing; changes in markets which the Company serves, such as mortgage refinancing activity and housing price appreciation; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2005, and the other reports we file under the Securities and Exchange Act of 1934. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company
Impac Mortgage Holdings, Inc. is a mortgage REIT, which operates four core businesses: (1) the Long -Term Investment Operations, (2) the Mortgage Operations, (3) the Warehouse Lending Operations and (4)

the Commercial Operations. The Long -Term Investment Operations invests primarily in non-conforming Alt -A (“Alt-A”) mortgage loans and to a lesser extent small-balance commercial loans originated by the Commercial Operations. The Mortgage Operations acquires, originates, sells and securitizes primarily Alt-A residential mortgage loans, the Warehouse Lending Operations provides short-term financing to mortgage loan originators and the Commercial Operations originates small-balance commercial loans for sale to the Long-Term Investment Operations or to third parties. The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments, please call Tania Jernigan, VP of Investor Relations at (949) 475-3722 or email tjernigan@impaccompanies.com.     Web site:  www.impaccompanies.com